Exhibit 99.1

PriceSmart Announces Fiscal 2020 Third Quarter Operating Results

San Diego, CA (July 9, 2020) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 46 warehouse clubs in 12 countries and one U.S. territory, today announced its results of operations for the third quarter of fiscal year 2020 which ended on May 31, 2020.

Comments from Sherry S. Bahrambeygui, Chief Executive Officer:

“During the third quarter of fiscal year 2020, our Company has traversed an extraordinary arc that started with responding to unexpected challenges and quickly evolved to strengthening our business for the future.

With our top priority firmly placed on the well-being of our employees and Members, the quarter began with the rapid adaptation to remote-work without compromising effectiveness. We immediately focused on precautionary and safety measures for our front-line employees in-country and in our distribution centers internationally. Our Company then led the way in best practices in-country to strive to keep our members and the public safe. We focused on collaborating with our vendors and suppliers to protect the supply chain and maximize availability of essential goods needed by our Members. We reformed how our Leadership Team oversees and directs all aspects of the Company. We engaged in collaborative and constant communication enabling us to move immediately into a forward-looking and expedited development of our online presence and communication with our Members. As a result, we launched our Click & Go™ program, which enables online orders with curbside pick-up and minimal contact, to meet the immediate demands of our Members. As we experienced our Members’ rapid adoption of this shopping channel, we accelerated our roll-out of the service throughout our Company. We ended June with 2.7% penetration of net merchandise sales. We now provide Click & Go™ contactless shopping, online visibility of inventory, online payment platforms, and the ability to sign up and renew memberships online in every one of our markets and all but one of our 46 clubs. We believe the technology, business infrastructure, processes, and platforms that support the Click & Go™ program strengthens our foundation for growth.

At the beginning of the third quarter, we carefully considered the risks of the unknown and preserved cash and suspended certain capital expenditures and discretionary spending. Within a relatively short time, we restarted multiple capital projects and proceeded with the opening on June 17, 2020 of our 46th Club in Liberia, Costa Rica which was adeptly handled by the tremendous in-country team and with the close, but remote involvement of the Leadership Team internationally. As previously announced, we also look forward to the opening of our 47th club in the second quarter of fiscal year 2021, which will be located in the metropolitan area of Bogota, Colombia.

The COVID-19 pandemic, which has been described as the “great accelerator” for the retail industry, has tested all of us on many dimensions. This is a unique time when issues related to health, social equity, economics and fundamental ways of doing business on a global scale are requiring our best efforts. I am so very proud of how our team has taken this opportunity to embrace these challenges and excel by being nimble, learning more effective practices and remaining vigilant about protecting our core values. I send you my warmest wishes for health and well-being and look forward as we all navigate this ongoing environment to emerge stronger than ever.”

Third Quarter Financial Results

Total revenues for the third quarter of fiscal year 2020 increased 1.4% to $799.9 million compared to $788.6 million in the third quarter of the prior year. For the third quarter of fiscal year 2020, net merchandise sales increased 1.8% to $768.4 million from $755.0 million in the third quarter of fiscal year 2019. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $19.3 million or 2.5% of net merchandise sales.

The Company had 45 clubs in operation as of May 31, 2020, compared to 42 warehouse clubs in operation as of May 31, 2019.

For the thirteen-week period ended May 31, 2020, comparable net merchandise sales decreased 3.6% compared to the same thirteen-week period a year ago. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $18.4 million, or 2.5% of comparable net merchandise sales.

The Company recorded operating income for the third quarter of fiscal year 2020 of $24.0 million, as compared to operating income of $22.0 million in the prior year. Net income attributable to PriceSmart was $12.7 million, or $0.41 per diluted share, in the third quarter of fiscal year 2020. Net income in the third quarter of fiscal year 2019 was $14.1 million, or $0.46 per diluted share.

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday. The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes. This approach equalizes the number of weekend days and weekdays in each period for improved sales comparison, as we experience higher merchandise club sales on the weekends. Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates we use to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. The Company calculates the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. The disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better the Company’s underlying performance.

PriceSmart management plans to host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Friday, July 10, 2020, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 for domestic callers or (412) 317-5214 for international callers, and asking to join the PriceSmart, Inc. call. A digital replay will be available through July 17, 2020, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay access code 10143985.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart members. PriceSmart operates 46 warehouse clubs in 12 countries and one U.S. territory (eight in Costa Rica; seven each in Colombia and Panama; five in the Dominican Republic; four in Trinidad and Guatemala; three in Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company is currently constructing and plans to open a warehouse club in Bogota, Colombia in the second quarter of fiscal year 2021.

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: adverse changes in economic conditions in the Company’s markets, natural disasters, compliance risks, volatility in currency exchange rates, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, breaches of security or privacy of member or business information, cost increases from product and service providers, interruption of supply chains, member or business information, cost increases from product and service providers, interruption of supply chains, COVID-19 related factors and challenges, including among others, the duration of the pandemic, the unknown long-term economic impact, the impact of government policies and restrictions that have limited access for our members, and shifts in demand away from discretionary or higher priced products to lower priced products, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 filed with the United States Securities and Exchange Commission (“SEC”) on October 29, 2019 and our Quarterly Report on Form 10-Q for the three months ended February 29, 2020 filed with the SEC on April 8, 2020. These risk factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2020	2019	2020	2019
Revenues:
Net merchandise sales	$768,368	$755,009	$2,418,822	$2,322,742
Export sales	8,321	8,281	25,029	23,314
Membership income	13,525	13,132	41,364	38,717
Other revenue and income	9,717	12,134	33,392	37,845
Total revenues	799,931	788,556	2,518,607	2,422,618
Operating expenses:
Cost of goods sold:
Net merchandise sales	661,258	649,894	2,067,416	1,996,595
Export sales	7,995	7,872	24,044	22,136
Non-merchandise	3,503	4,121	12,416	13,194
Selling, general and administrative:
Warehouse club and other operations	78,431	78,231	241,826	228,161
General and administrative	24,408	24,532	77,910	76,835
Pre-opening expenses	257	1,647	1,254	1,759
Loss on disposal of assets	112	262	251	735
Total operating expenses	775,964	766,559	2,425,117	2,339,415
Operating income	23,967	21,997	93,490	83,203
Other income (expense):
Interest income	554	310	1,433	1,124
Interest expense	(2,564)	(915)	(5,116)	(2,949)
Other income (expense), net	(1,564)	159	(1,826)	(2,032)
Total other expense	(3,574)	(446)	(5,509)	(3,857)
Income before provision for income taxes and loss of unconsolidated affiliates	20,393	21,551	87,981	79,346
Provision for income taxes	(7,744)	(7,478)	(29,849)	(26,721)
Loss of unconsolidated affiliates	(16)	(4)	(79)	(48)
Net income	12,633	14,069	58,053	52,577
Less: net (income) loss attributable to noncontrolling interest	72	27	(20)	(59)
Net income attributable to PriceSmart, Inc.	$12,705	$14,096	$58,033	$52,518
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.41	$0.46	$1.90	$1.73
Diluted	$0.41	$0.46	$1.90	$1.73
Shares used in per share computations:
Basic	30,271	30,198	30,268	30,192
Diluted	30,275	30,205	30,273	30,202
Dividends per share	$—	$—	$0.70	$0.70

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	May 31,
	2020	August 31,
	(Unaudited)	2019
ASSETS
Current Assets:
Cash and cash equivalents	$261,788	$102,653
Short-term restricted cash	240	54
Short-term investments	40,042	17,045
Receivables, net of allowance for doubtful accounts of $126 as of May 31, 2020 and $144 as of August 31, 2019, respectively	10,886	9,872
Merchandise inventories	268,762	331,273
Prepaid expenses and other current assets (includes $0 and $2,736 as of May 31, 2020 and August 31, 2019, respectively, for the fair value of derivative instruments)	24,736	30,999
Total current assets	606,454	491,896
Long-term restricted cash	3,996	3,529
Property and equipment, net	700,388	671,151
Operating lease right-of-use assets, net	121,802	—
Goodwill	45,316	46,101
Other intangibles, net	10,772	12,576
Deferred tax assets	21,178	15,474
Other non-current assets (includes $428 and $0 as of May 31, 2020 and August 31, 2019, respectively, for the fair value of derivative instruments)	53,965	44,987
Investment in unconsolidated affiliates	10,618	10,697
Total Assets	$1,574,489	$1,296,411
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$70,886	$7,540
Accounts payable	283,045	286,219
Accrued salaries and benefits	28,017	25,401
Deferred income	24,154	25,340
Income taxes payable	9,613	4,637
Other accrued expenses and other current liabilities (includes $30 and $0 as of May 31, 2020 and August 31, 2019, respectively, for the fair value of derivative instruments)	35,622	32,442
Operating lease liabilities, current portion	8,409	—
Dividends payable	10,719	—
Long-term debt, current portion	22,784	25,875
Total current liabilities	493,249	407,454
Deferred tax liability	1,489	2,015
Long-term portion of deferred rent	—	11,198
Long-term income taxes payable, net of current portion	4,865	5,069
Long-term operating lease liabilities	126,275	—
Long-term debt, net of current portion	117,045	63,711
Other long-term liabilities (includes $5,567 and $2,910 for the fair value of derivative instruments and $6,099 and $5,421 for post-employment plans as of May 31, 2020 and August 31, 2019, respectively)	11,963	8,685
Total Liabilities	754,886	498,132

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,425,075 and 31,461,359 shares issued and 30,648,990 and 30,538,788 shares outstanding (net of treasury shares) as of May 31, 2020 and August 31, 2019, respectively	3	3
Additional paid-in capital	444,403	443,084
Tax benefit from stock-based compensation	11,486	11,486
Accumulated other comprehensive loss	(168,019)	(144,339)
Retained earnings	562,408	525,804
Less: treasury stock at cost, 776,085 shares as of May 31, 2020 and 924,332 shares as of August 31, 2019	(31,615)	(38,687)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	818,666	797,351
Noncontrolling interest in consolidated subsidiaries	937	928
Total stockholders' equity	819,603	798,279
Total Liabilities and Equity	$1,574,489	$1,296,411